EXHIBIT 99.3


                                                               ___________, 1997


                            EXCHANGE AGENT AGREEMENT



The Chase Manhattan Bank
450 West 33rd Street
New York, New York 10001



Ladies and Gentlemen:

        Leucadia National Corporation, a New York corporation (the "Company"), and Leucadia Capital Trust I, a Delaware statutory business trust (the "Trust"), propose to make an offer to exchange the Trust's 8.65% Capital Trust Pass-through SecuritiesSM (TRUPSSM) (liquidation amount $1,000 per Capital Security) (the "Original Capital Securities") for the Trust's registered 8.65% Capital Trust Pass-through SecuritiesSM (TRUPSSM) (liquidation amount $1,000 per Capital Security) (the "Exchange Capital Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ___________, 1997 (the "Prospectus"), and in the Letter of Transmittal (the "Letter of Transmittal," which together constitute the "Exchange Offer"), which will be distributed to all record holders of the Original Capital Securities upon commencement of the Exchange Offer. The Original Capital Securities and the Exchange Capital Securities are collectively referred to herein as the "Capital Securities."

        The Company and the Trust hereby appoint The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

        The Exchange Offer is expected to be commenced by the Company and the Trust on or about _______ , 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Original Capital Securities to accept the Exchange Offer, and contains instructions with respect to the delivery of Original Capital Securities tendered. The Exchange Agent's obligations with respect to receipt and inspection of the Letter of Transmittal in



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NYFS04...:\30\76830\0146\1980\AGR5127M.360
connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of an electronic message (an "Agent's Message") transmitted to the Exchange Agent by Exchange Offer participants in accordance with the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC"), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP.

        The Exchange Offer shall expire at 5:00 p.m., New York City time, on __________, 1997 or on such later date or time to which the Company and the Trust may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company and the Trust expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 5:00 p.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term "Expiration Date" shall mean the time and date on which such Exchange Offer as so extended shall expire.

        The Company and the Trust expressly reserve the right to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Original Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the captions "The Exchange Offer -- Terms of Exchange" and "Conditions to Exchange Offer." The Company and the Trust will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or nonacceptance.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned "The Exchange Offer" and such duties which are necessarily incidental thereto.

        2. You will establish an account with respect to the Original Capital Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems



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may make book-entry delivery of the Original Capital Securities by causing the
Book-Entry Transfer Facility to transfer such Original Capital Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        3. You are to examine each of the Letters of Transmittal (or Agent's Message in lieu thereof) and Original Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Original Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and (ii) the Original Capital Securities have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the Original Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Original Capital Securities will be determined by the Company and the Trust, in their sole discretion, whose determination shall be final and binding on all parties. The Company and the Trust reserved in the Exchange Offer the absolute right, in their sole discretion, to reject any and all tenders determined by them not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company or the Trust, be unlawful. The Company and the Trust also reserved in the Exchange Offer the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to Exchange Offer" or any condition or irregularity in any tender of Original Capital Securities of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

        4. With the approval of the Chairman of the Board, the President, or any Vice President of the Company (such approval, if given orally, promptly to be confirmed in



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writing) or any other party designated by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Original Capital Securities pursuant to the Exchange Offer.

        5. Tenders of Original Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Old Capital Securities" and Original Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

               Notwithstanding the provisions of this paragraph 5, Original Capital Securities which the Chairman of the Board, the President or any Vice President of the Company and at least one Administrator of the Trust or any other party designated by any such officer or administrator in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, promptly shall be confirmed in writing).

        6. You shall advise the Company and the Trust with respect to any Original Capital Securities delivered subsequent to the Expiration Date and accept their instructions with respect to disposition of such Original Capital Securities, provided that this paragraph 6 shall not apply to tenders pursuant to the Guaranteed Delivery procedures set forth in the Exchange Offer.

        7. Subject to paragraphs 4, 5 and 6 hereof, you shall accept tenders:

                (a) in cases where the Original Capital Securities are registered in two or more names only if signed by all named holders;

                (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                (c) from persons other than the registered holder of Original Capital Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.




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
               You shall accept partial tenders of Original Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver the Original Capital Securities to the transfer agent for split-up and return any untendered Original Capital Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

        8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company and the Trust will notify you (such notice if given orally, promptly to be confirmed in writing) of their acceptance, promptly after the Expiration Date, of all Original Capital Securities properly tendered and you, on behalf of the Company and the Trust, will exchange such Original Capital Securities for Exchange Capital Securities and cause such Original Capital Securities to be canceled. Delivery of Exchange Capital Securities will be made on behalf of the Company and the Trust by you at the rate of $1,000 liquidation amount of Exchange Capital Securities for each $1,000 liquidation amount of the Original Capital Securities tendered promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Original Capital Securities by the Company and the Trust; provided, however, that in all cases, Original Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in lieu thereof, and any other required document. You shall issue Exchange Capital Securities only in denominations of $1,000 liquidation amount or any integral multiple thereof.

        9. Tenders of Original Capital Securities pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date as set forth in the Prospectus under the caption "The Exchange Offer -- Withdrawal Rights".

        10. The Company and the Trust shall not be required to exchange any Original Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company and the Trust not to exchange any Original Capital Securities tendered shall be



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
given (such notices if given orally, promptly shall be confirmed in writing) by the Company and the Trust to you.

        11. If, pursuant to the Exchange Offer, the Company and the Trust do not accept for exchange all or part of the Original Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions "The Exchange Offer -- Terms Of Exchange" and "- -Conditions to Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Capital Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

        12. All reissued Original Capital Securities, unaccepted Original Capital Securities or Exchange Capital Securities shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you, the Company and the Trust from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

        13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

        14.    As Exchange Agent hereunder you:

               (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Original Capital Securities deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

               (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

               (c) shall not be liable to the Company or the Trust for any action taken or omitted by you, or any action



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
suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

               (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

               (e) may rely on and shall be protected in acting upon written notice or oral instructions (confirmed in writing) from any officer of the Company or Administrator of the Trust with respect to the Exchange Offer;

               (f) shall not advise any person tendering Original Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Capital Securities;

               (g) may consult with counsel and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.

        15. You shall send to all holders of Original Capital Securities a copy of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery, as used in the Prospectus, and such other documents (collectively, the "Exchange Offer Documents") as may be furnished by the Company and the Trust to commence the Exchange Offer and take such other action as may from time to time be requested by the Company or the Trust or their counsel (and such other action as you may reasonably deem appropriate) to furnish



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
copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Company and the Trust, to all holders of Original Capital Securities and to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company and the Trust will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Corporate Secretary, at the Company's offices at 315 Park Avenue South, New York, New York 10010-3607; telephone number (212) 460-1900.

        16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Corporate Secretary of the Company, and such other person or persons as the Company and the Trust may request in writing, not later than 7:00 p.m., New York City time, each business day, and more frequently if reasonably requested, up to and including the Expiration Date, as to the number of Original Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company and the Trust requests in writing from time to time prior to the Expiration Date of such other information as the Company and the Trust reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and the Trust and such person as the Company and the Trust may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company and the Trust shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Capital Securities tendered and the aggregate principal amount of Original Capital Securities accepted and deliver said list to the Company and the Trust.

        17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a



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
period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

        18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company or the Trust, or any of the Company's subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

        19. For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as set forth on Schedule I attached hereto.

        20. You hereby acknowledge receipt of the Exchange Offer Documents and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

        21. The Company and the Trust, jointly and severally, agree to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Capital Securities; provided, however, that neither the Company nor the Trust shall be liable for indemnification or otherwise for any loss, liability, cost



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
or expense to the extent arising out of your negligence, willful misconduct or bad faith. The Company's and the Trust's obligations under this paragraph 21 shall survive the termination of this Agreement and the discharge of your obligations hereunder and any other termination of this Agreement under any federal or state bankruptcy law.

        22. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Capital Securities your check in the amount of all transfer taxes so payable, and the Company and the Trust shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Original Capital Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

        23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

        24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

        25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

        27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given when delivered by hand, facsimile transmission or first-



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
class mail, postage prepaid, to such party, addressed to it, as its address or telecopy number set forth below:

               If to the Company:

                          Leucadia National Corporation
                          315 Park Avenue South
                          New York, New York 10010-3607

                          Facsimile: (212) 460-1900
                          Attention:  Barbara Lowenthal

               If to the Trust:

                          c/o Leucadia National Corporation
                          315 Park Avenue South
                          New York, New York 10010-3607

                          Facsimile: (212) 460-1900
                          Attention:  Barbara Lowenthal

               If to the Exchange Agent:

                          The Chase Manhattan Bank
                          450 West 33rd Street, 15th Floor
                          New York, New York 10001

                          Facsimile: (212) 946-8157
                          Attention:  Corporate Trustee Administration
                                        Department

        28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19, 21 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company and the Trust any certificates for Original Capital Securities, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

        29. This Agreement shall be binding and effective as of the date hereof.


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
        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



                             LEUCADIA NATIONAL CORPORATION


                             By:________________________________
                                Name:
                                Title:



                             LEUCADIA CAPITAL TRUST I


                             By:________________________________
                                Name:
                                Title:  Administrator




Accepted as the date first above written:

THE CHASE MANHATTAN BANK


By:_________________________
   Name:
   Title:




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                          LEUCADIA NATIONAL CORPORATION
                            LEUCADIA CAPITAL TRUST I
                                 Exchange Agency
                                  Fee Schedule



Flat Fee...........................................................$5,000.00



Out-Of-Pocket Expenses

        Fees quoted do not include out-of-pocket expenses including, but not limited to, reasonable legal fees and expenses, facsimile, stationary, postage, telephone, overnight courier and messenger costs, all of which shall be paid by the Company.














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